Exhibit 99.1

PRESS RELEASE

Occidental Announces CEO Succession
Vicki Hollub to retire as President and CEO effective June 1, 2026; Occidental’s Board Names Chief Operating Officer Richard Jackson as her successor
HOUSTON — May 1, 2026 — Occidental (NYSE: OXY) today announced that its Board of Directors, as part of its management succession planning, has named Senior Vice President and Chief Operating Officer Richard Jackson to succeed Vicki Hollub as President and Chief Executive Officer upon her retirement. Hollub will retire effective June 1, 2026, following a distinguished career of leadership and service.
The Board also announced Jackson will join the Board of Directors, effective June 1, 2026. Hollub, who has served as CEO since 2016 and has been a Board member since 2015, will continue to serve on the company’s Board of Directors following retirement, ensuring continuity and ongoing strategic guidance.
“It has been a privilege to lead Occidental and work alongside such a talented team for more than 40 years. Following the recently completed decade-long transformation of the company, we now have the best portfolio and the best technical expertise in Occidental’s history. With this strong foundation in place, a clear path forward and a leader like Richard, who has the experience and vision to elevate Occidental, now is the right time for this transition,” said Hollub. “I look forward to supporting Richard and the Board through my continued role as a director.”
“On behalf of the Board, I want to thank Vicki for her exceptional leadership and transformative contributions to Occidental,” said Board Chairman Jack Moore. “Richard is the right leader to guide the company into its next phase of our strategy.”
Jackson joined Occidental in 2003 in its Middle East operations. During his time at Occidental, he has held pivotal leadership and technical positions, including President of U.S. Onshore Oil and Gas, President of Low Carbon Integrated Technologies, General Manager of the Permian Delaware Basin and Enhanced Oil Recovery Oil and Gas, Vice President of Investor Relations, and Vice President of Drilling Americas.
As Chief Operating Officer, Jackson has focused on delivering value through resource improvement and cost efficiency by improving well performance, focusing on organic development and operational execution, and applying innovative technology.

“I am grateful to be appointed President and CEO of Occidental and excited about the opportunity to execute from the strong position and capabilities that we built under Vicki’s leadership,” said Jackson. “It means a lot to me personally to be a part of our Occidental team. I am committed to delivering value from our significant and high-quality resource base. We have a tremendous opportunity to focus on organic improvement and execution to deliver meaningful value for our employees, shareholders and partners.”
About Occidental
Occidental is an international energy company that produces, markets and transports oil and natural gas to maximize value and provide resources fundamental to life. The company leverages its global leadership in carbon management to advance lower-carbon technologies and products. Headquartered in Houston, Occidental primarily operates in the United States, the Middle East and North Africa. To learn more, visit oxy.com.
Contacts
Media	Investors
Eric Moses	Babatunde A. Cole
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